CONFIRMATION Agreement

This CONFIRMATION AGREEMENT (this “Agreement”) is entered into as of February 6, 2017, by and among Shepherd’s Finance, LLC, a Delaware limited liability company (“Shepherd’s Finance”), 1st Financial Bank USA, a South Dakota chartered banking corporation (“1st Financial”), and Builder Finance, Inc., a South Dakota corporation (“Builder Finance”).

Background

A. Shepherd’s Finance and 1st Financial entered into that certain Loan Purchase and Sale Agreement, dated as of December 24, 2014, as amended (the “Original LPSA”) pursuant to which 1st Financial purchased loan interests from Shepherd’s Finance on or before July 31, 2016.

B. Commencing on August 1, 2016, Builder Finance has purchased loan interests from Shepherd’s Finance. Shepherd’s Finance and Builder Finance, concurrent with the date of this Agreement, are entering into that certain Loan Purchase and Sale Agreement, dated as of February 6, 2017 and effective as of August 1, 2016 (the “New LPSA”) to govern their relationship with respect to such loan interests.

C. 1st Financial acknowledges that Builder Finance is a wholly-owned subsidiary of 1st Financial.

D. All parties wish to confirm the relationship between the parties and the Original LPSA and the New LPSA.

Accordingly, the parties agree as follows:

1. RECITALS; DEFINITIONS. The background recitals above are incorporated by reference into this Agreement. “Eligible Loans” has the meaning assigned to it in the Original LPSA or the New LPSA, as applicable.

2. ORIGINAL LPSA GOVERNS LOANS PURCHASED BEFORE AUGUST 1, 2016. 1st Financial and Builder Finance hereby acknowledge that any Eligible Loans or portions thereof purchased by 1st Financial from Shepherd’s Finance prior to August 1, 2016 pursuant to the Original LPSA (the “Non-Transferred Loans”) shall continue to be governed by the terms of the Original LPSA. The parties hereby acknowledge and agree that the Original LPSA remains in full force and effect with respect to the Non-Transferred Loans.

3. NEW LPSA GOVERNS LOANS PURCHASED AFTER AUGUST 1, 2016. The parties hereby acknowledge and agree that any Eligible Loans purchased on or after August 1, 2016 have been purchased by or on behalf of Builder Finance and shall be governed only by the terms and conditions of the New LPSA and not the Original LPSA.

4. GENERAL PROVISIONS. This Agreement and all matters arising out of or related to this Agreement shall be exclusively governed by the laws of the State of New York, without regard to its conflict of law principles. Captions used in this Agreement are for ease of reference only and do not define or limit provisions. This Agreement may be executed in one or more counterparts, each of which is an original, and all of which constitute only one agreement between the parties.

To evidence the parties’ agreement to this Agreement, they have executed it as of the date first set forth above.

SHEPHERD’S FINANCE, LLC

By:	/s/ Daniel M. Wallach
Name:	Daniel M. Wallach
Title:	Chief Executive Officer

1ST FINANCIAL BANK USA

By:	/s/ Nyal Moninger
Name:	Nyal Moninger
Title:	Vice President

BUILDER FINANCE, INC.

By:	/s/ Michael Maxwell
Name:	Michael Maxwell
Title:	Senior Vice President

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